Exhibit 99.1

MITESCO EXPANDS FOOTPRINT FOR “THE GOOD CLINIC” TO COLORADO AT LENNAR MULTI-FAMILY DEVELOPMENTS TO SERVE AS STEPPING STONE TO NATIONAL PRESENCE

MINNEAPOLIS, MN, December 15, 2020 (GLOBE NEWSWIRE) -- via NewMediaWire -- Mitesco, Inc. (OTCQB: MITI) today announced that its new clinic subsidiary, “The Good Clinic” has signed two (2) letters of intent providing for its expansion to the Denver, Colorado marketplace. The new sites are inside two new multifamily developments, one known as “Citizen West” and the other known as “Radiant” both projects are developed by Lennar Multifamily Corporation, a subsidiary of Lennar Corporation. The first location of The Good Clinic is being completed in Minneapolis at a high-rise known as Nordhaus, developed by Lennar. Both of the new locations are set to open in 2021.

Larry Diamond, CEO of Mitesco, noted, “We see multifamily residences as ideal for our business as they bring immediate clients for our clinics. For our developer partner and their residents, The Good Clinic enhances the living experience by delivering convenient healthcare as a community amenity. These styles of residential communities are on the rise as exemplified by Lennar that currently owns 52 similar apartment complexes in the US and is expanding annually.”

Michael Howe, CEO of the subsidiary, The Good Clinic noted, “Denver is an excellent example of a target market where consumers have demonstrated a desire for convenient health care with an emphasis on healthy living and support of improved quality of life. We think this attitude is supportive of our approach to healthcare and indicative of trends nationwide”.

Separately, the Company noted that its relationship with its New York investment banking firm has provided it with numerous acquisition opportunities. The integration of existing clinics could enable the Company to gain, or expand, its market presence more rapidly than previously planned. It may choose to migrate these acquisitions into “The Good Clinic” practice model. Management believes that these potential acquisitions could expand its revenue base substantially and add to its balance sheet. Parties with qualifying merger or acquisition situations are encouraged to contact Mr. Larry Diamond at 1-844-383-8689 (x1), or by email at: LDiamond@MitescoInc.com.

Diamond expanded on the buildout strategy saying, “Our current plans are to open or acquire up to 50 clinics across the country over the next three (3) years. With sufficient funding available, we currently anticipate financing of up to $50 million using our previously announced Cumulative Perpetual Preferred stock that pays a 12% cash dividend. We anticipate the filing of a registration statement which would allow us to make the Preferred Stock listed and traded. The Preferred stock is not convertible and we expect that it will trade independently of the common stock. There are currently discussions in process with groups who have already participated in similar clinic financings for urgent care, primary care, and specialized care operations. The level of interest is gratifying.”

Our Operations and Subsidiaries: The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD.

The Good Clinic, LLC is a wholly-owned subsidiary of MitescoNA LLC, the holding company for North American operations. The Good Clinic is building out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and expand nationwide. Today, 23 states facilitate nurse practitioners practicing to the full scope of their skills and training. The executive team at The Good Clinic™ includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly-owned, Dublin, Ireland based entity for its European operations. There are several targets in Europe under evaluation and management believes cross-border expansion for these new, proven healthcare technology solutions may prove a profitable opportunity.

NOTE: The Company formed this business unit as MyCare, LLC in January 2020, and decided to rename the unit based on potential trademark conflicts. It became The Good Clinic LLC in July 2020 and has been registered with the U.S. Trademark office.

The Mission of Mitesco, Inc. formerly known as True Nature Holding, Inc.

We have in development a suite of offerings aimed at enhancing healthcare throughout the supply chain and to end-users. We intend to acquire and implement technologies and services to improve the quality of care, reduce cost, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions and the team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired business to focus on scale. The MITI portfolio of companies will apply leading-edge solutions that emphasize stakeholder value and leverages distinct sector trends.

Larry Diamond
844-383-8689 x1
ldiamond@MitescoInc.com